Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 23, 2009, with respect to the consolidated financial statements as of and for the year ended October 2, 2009 of American Italian Pasta Company appearing in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Ralcorp Holdings, Inc. on Forms S-3 (File No. 333-20879, effective June 27, 2002, File No. 333-20881, effective January 31, 1997, File No. 333-91328, effective March 29, 2007 and File No. 333-141669, effective March 29, 2007).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
July 21, 2010